Exhibit 10.1

CERTAIN IDENTIFIED INFORMATION IN THE EXHIBIT HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. OMISSIONS ARE DENOTED IN BRACKETS THROUGHOUT THIS EXHIBIT.

Date: 25 May 2022

Client name:	CyberKick Ltd. (hereinafter the “Borrower” or “Company”)
company no. 516389327

Address:	3 Prof. Yuval Neeman, Tel Aviv

Account no:	[**] branch of the bank (hereinafter the “Account”)

To: Bank Mizrahi-Tefahot Ltd. (hereinafter the “Bank”)

Dear Sir/Madame,

Re: Credit Facility

We hereby set forth what has been agreed between us in connection with the credit facility and loans to be made available to the Company pursuant to the provisions of this agreement. In addition to anything set forth in this agreement, the terms of the credit facility and loans to be provided to the Company under the credit facility (hereinafter jointly the “Credit”) shall be pursuant and subject to the “Application to Open a Bank Account” and/or “Changes to the Account” as well as the “Booklet on Account Management” and “Booklet on Credit to Business Borrower” including all of their schedules and amendments, pursuant to which we have contractually engaged with the Bank, and subject to any specific credit/loan agreement that we contractually engaged/shall engage in with the Bank (hereinafter jointly the “Credit Documents”), and anything set forth in the Credit Documents, including all of its terms, shall apply and be binding with respect to the credit facility and the Credit.

1.	The Credit:

1.1.	A facility for short term loans for financing monthly revenues: USD 2,000,000 (hereinafter the “Credit Facility”).

The provision of the Credit Facility and loans is contingent on the fulfillment of all the conditions precedent in section 2 below (hereinafter “Additional Conditions”) and subject to the Bank’s signature on this agreement.

The Credit Facility shall be in effect and usable until 25 May 2023, and shall expire thereafter, unless it is renewed with the parties’ consent.

1.2.	Any loan from such facility shall be calculated and provided pursuant to the following aggregate rules and terms:

1.2.1.	The amount of loans for financing the monthly revenues that the Borrower is permitted to use - is to be calculated every month on the basis of the following formula: the amount of monthly revenues during the past calendar month, according to the report set forth in section 1.2.4 below X 3 (hereinafter the “Short-term Loan”).

“Monthly Revenues” means the amounts set forth in the invoices to be issued by the Borrower, plus the fees deducted by [**].

1.2.2.	The repayment date of any Short-term Loan shall not exceed three months from the date it was provided.

1.2.3.	Interest rate - all loans shall bear a variable annual interest of TERM SOFR + 5.5%. Interest shall be repaid every month starting one month after any loan was provided.

“SOFR” - the interest rate known at 8:00 Israel time, every day (and on a day that is not a business day in Israel: at 8:00 Israel time on the preceding business day), which is paid for borrowing cash overnight collateralized by U.S. Treasury securities, as published by the New York Fed, according to its definition from time to time by the ISDA (International Swaps and Derivatives Association) and appearing at the following link:

https://www.isda.org/2020/05/11/benchmark-reform-and-transition-from-libor/#consultations

“TERM-SOFR” - the interest rate for the interest period, as published two bank business days of money market trading, before the beginning of any interest period, which is based on SOFR interest, for periods of one month, three months, six months and one year, as shall be published by the CME GROUP, at the following link:

https://www.cmegroup.com/market-data/cme-group-benchmark-administration/term-sofr.html

1.2.4.	Report - the Borrower shall provide a report to the Bank, no later than 15 days from the end of every calendar month, signed by its CFO, which includes the monthly revenues of the previous calendar month (gross - before deducting the distribution fee) in form acceptable to the Bank.

In addition, the Bank, at its discretion, is entitled to demand that the method of calculating the monthly revenues is presented, and to decide that a specific client and/or contract shall not be included as part of the monthly revenues, and in such case the Bank shall as soon as possible provide notice to the Company on its decision, and grant the Company a 3 day extension to include details of other clients in the Report (as defined above). It is clarified that as of the execution date of this agreement, [**], [**] and [**] are considered to be regular clients in respect of the Report.

1.2.5.	Adjustment of the loans amount to the Report -

It is agreed that should the loan amount for financing the monthly revenues, which the Borrower is permitted to use, as stated in section 1.2.1 above (hereinafter the “Usable Amount”) is lower than the Short-term Loans actually provided - then within five days from the date of delivery in the report, Short-term Loans are to be accelerated to immediate repayment, in an amount equal to the difference between the actual Short-term Loans and the Usable Amount, and the Borrower shall immediately pay the discrepancy, including early redemption fees, as set forth in Schedule 1.2.4 attached to this agreement.

Should the Usable Amount exceed the loans amount actually provided, the Borrower shall be entitled to request the provision of loans up to the Usable Amount, but not beyond the facility amount set forth in section 1.1 above (and subject to the fulfillment of all the conditions as stated in this agreement).

1.3.	Fees

1.3.1.	Credit allocation fee - for the Credit Facility, the account shall be charged with a credit allocation fee at a 1% rate for the entire facility amount allocated to the Borrower as foregoing, starting from the execution date of this agreement.

The credit allocation fee shall be calculated on a daily basis and shall be charged once every quarter, at the beginning of each calendar quarter, for the quarter preceding it.

For the same part of the facility actually used by the Borrower, the Borrower shall receive a full deduction from the credit allocation fee set forth above. The calculation is to be made with respect to any credit provided, from the date of its actual provision, on the utilized balance.

1.3.2.	Performance fee for the provision of the entire loan - the Borrower shall receive a 50% discount off the Bank’s price list. It is clarified that the aggregate performance fees shall not exceed ILS 10,000 per annum.

1.3.3.	The full or partial early redemption of the loan is subject to payment of early redemption fees as set forth in the Credit Documents. It is agreed that the Borrower is entitled to repay the loan in an early redemption.

1.3.4.	The Borrower shall, on the execution date of this agreement, pay the Bank a total of USD 20,000 for preparing the documents.

1.3.5.	The foregoing fees do not constitute a substitute for the ordinary fees customary at the Bank.

2.	Conditions precedent and general conditions:

Any provision and/or continued provision of credit from the Credit Facilities, in full or in party, shall be subject to the fulfillment of all the conditions as follows:

2.1.	The foregoing Borrower signed the Credit Documents customary at the Bank and the relevant documents required for the requested action and/or credit, and provided all the protocols and attorney confirmations as customary with the Bank.

2.2.	The Borrower provided the Bank with all of the following security collaterals, and to such end signed a debenture in a form acceptable to the Bank, and provided all the documents, protocols and attorney confirmations as customary with the Bank:

2.2.1.	A first ranking floating charge unlimited in amount for securing all of the Company’s obligations and undertakings to the Bank, on all the property, funds, assets and rights of any kind of the Borrower, and first ranking fixed charges, unlimited in amount, on the following assets: on the share capital of the Borrower that has not yet been allocated and/or not yet been called and/or not yet been paid-up, and on the Borrower’s goodwill, fixed assets, intellectual property, rights to receive funds from the Subsidiaries, as defined below, and its clients, holdings in the Subsidiaries, marketable documents, and its Account in the Bank, all as set forth in a debenture in the form attached as Schedule 2.2.1.

Lists of the Borrower’s clients attached as Annex C to the debenture, include the Borrower’s clients on the execution date of this agreement. The Borrower undertakes, insofar as is relevant, to update the list once every six months, to provide the updated list to the Bank, and if relevant, together with the Bank - to update the charge documents accordingly.

2.2.2.	Safe-T Group Ltd., company no. 511418477 (hereinafter “Safe-T”) executed a letter of guarantee with a principal amount of USD 2,000,000 for all of the Borrower’s obligations and undertaking to the Bank, in form attached as Schedule 2.2.2 to this agreement, and it provided the Bank with the minutes of the competent organs approved by an attorney to the Bank’s satisfaction.

2.2.3.	Each of [**], [**] and [**] (hereinafter the “Subsidiaries”) executed a letter of undertaking in connection with a negative pledge in form attached as Schedule 2.2.3 to this agreement.

2.2.4.	The total amount of funds deposited in the Account shall at all times be at least USD 500,000 (hereinafter the “Funds Deposited in the Account”).

2.3.	There shall be no legal impediment to providing the Credit, and the provision of the Credit shall not be in violation of the provisions of law and/or in violation of the directives of the Supervisor of Banks (including Proper Banking Management Directive no. 311 “Minimum Capital Ratio” and Directive no. 313 “Restrictions on Membership of a Borrower and a Group of Borrowers” and/or any other directive to replace them and/or to take their place), including the fact that it would lead to a deviation from the liability limitation of a borrower and/or of a group of borrowers.

Should this precondition not be fulfilled, and as a result the entire credit amount from the Credit Facility cannot be provided, the terms of the Credit Facility shall be adjusted consensually between the Bank and us.

3.	Other liabilities

3.1.	The Borrower undertakes to hold: 1) at any time, USD 500,000, to be held in the Deposit in the Account (the foregoing amount shall not include funds in deposit that secure credit that is not included in this agreement, such as bank guarantees, credit cards, trading room funds etc., if relevant), and 2) its cash balance, as it is from time to time, in the Account (and in any event no less than USD 500,000, which shall be held in deposit as foregoing), subject to the fact that the Borrower shall be permitted to hold an amount of up to (inclusive) USD 500,000 in other accounts, for the duration of up to (inclusive) seven days in every calendar month.

3.2.	The borrower undertakes that any loan/credit (including through SAFE-T, capital notes or debt, convertible securities, debentures) that it was or shall be provided by its shareholders or other investors (hereinafter jointly: “Financing Parties”) as they currently are and/or shall be in the future at any time - shall always be deemed subordinated and deferred after obligations and undertakings of the Borrower to the Bank and they shall not be paid or repaid to the Financing Parties except after receiving the Bank’s approval for such in writing and in advance.

The Borrower shall object to and prevent the Financing Parties from withdrawing or receiving from the Borrower, in any form and manner (including by offsetting), directly or indirectly, any loan/credit as foregoing and/or any interest and/or profits and/or yield therefor, and it shall make sure to sign the Financing Parties on an undertaking not to demand the credit that they provided, to the Bank’s satisfaction.

4.	Reports

The Borrower undertakes to provide the Bank with the following statements and reports:

4.1.	The annual financial statements of the Borrower immediately upon their execution and no later than on 30 June of every calendar year (it is agreed that should the Company’s articles of association approve the preparation of financial statements until 30 September of every year - the financial statements shall be submitted to the Bank accordingly). Should the Borrower publish additional consolidated or other financial statements in Israel or abroad, audited or unaudited, the borrower shall provide the Bank with copies thereof as soon as possible after their publication.

4.2.	A monthly report regarding its revenues as stated in section 1.2.4 above.

4.3.	In addition, the Company shall provide the Bank, from time to time pursuant to the Bank’s request, additional information on the business data and the financial condition of the Company, and the Bank understands that such information may constitute Internal Information as defined in the Securities Law - 1968 and/or US securities laws.

4.4.	The Borrower shall inform the Bank in writing within seven (7) business days after it was informed: (a) that a material adverse change to the Borrower’s condition occurred, arising from changes to its business, activity, or financial condition, and which may adversely affect its ability to fulfill its undertakings; (b) of any information that may attest to the fact that the financial statements delivered pursuant to this agreement are imprecise or incorrect, and the information the Borrower gave to the Bank is no longer precise in any material aspect; (c) of any material matter pertaining to security interests that it delivered and/or shall deliver for securing its obligations to the Bank.

The Borrower undertakes to make a written report to the Bank immediately upon becoming aware of the occurrence of any event of default.

“Financial Statements of the Borrower” - the annual financial statements of the Borrower when prepared pursuant to any law and accepted accounting standards, which include a balance sheet, profit and loss statement, cashflow and a statement of changes in equity, including the notes therein; the annual reports shall be audited by an external auditor, according to principles, reporting rules and accepted accounting regulations that were determined and/or are to be determined from time to time by the Institute of Certified Public Accountants and/or under applicable law.

“Event of Default” - any event the occurrence of which shall allow the Bank to accelerate the Credit or any part thereof to immediate repayment. For the avoidance of doubt, granting an amendment period, if granted with respect to an Event of Default, does not postpone the date or occurrence of an Event of Default, and the Event of Default shall be deemed as such starting from the occurrence of the circumstances that formulate it prior to the passing of the amendment period and independent of the passing of any other time.

5.	Representations

The Borrower declares and undertakes towards the Bank that:

5.1.	All of the Borrower’s undertakings under this agreement are valid undertakings of the Borrower, and they are binding and enforceable on the Borrower.

5.2.	The Borrower’s signature on and fulfillment of this agreement: (1) do not and shall not lead to the Borrower violating any agreement that the Borrower is party to and/or that grant a person or any entity a right and/or cause to request the acceleration to immediate repayment of the Borrower’s obligations and undertakings; and/or (2) do not constitute a violation and/or deviation of any provision of law; and/or (3) do not and shall not cause the violation of any license and/or permit of the Borrower.

5.3.	On the date this agreement is executed there has been no Event of Default or any event that, with the passing of a period or with providing notice, or both, shall constitute an Event of Default.

5.4.	As of the execution date of this agreement: (a) there is no legal proceeding, claim, arbitration, deliberation or administrative proceeding pending against the Borrower, and to the best of the Borrower’s knowledge, there are no such proceedings expected against it; (b) no motion was filed against it to appoint a receiver and/or liquidator, and no decree was issued against it on these matters, and to the best of its knowledge no such motion or decree is about to be filed or issued against it; and (c) it made no decision on a voluntary liquidation.

5.5.	The Borrower did not take on credit and/or issue guarantees with its signature of any kind towards another, except for commercial guarantees during the ordinary course of business and except as set forth in Schedule 5.5 to this agreement.

5.6.	The Borrower made timely submissions to all the relevant tax authorities of all the reports that it is required to submit under applicable law, it made timely payment of all the taxes and other payments pursuant to their terms that it must pay as far as it knows, or performed in connection with them a proper provision in its books pursuant to the customary accounting rules. To the best of the Borrower’s knowledge, upon signing this document, the Borrower is not expected to have any tax liability except for taxes with respect to which a lawful provision, if any, was made in the Borrower’s updated financial statements.

5.7.	Except as set forth in Schedule 5.7 to this agreement, the Borrower did not contractually engage in nor is it party to any agreement with any of its interested parties, and there is no agreement, undertaking, understanding, oral or in a [written] agreement, on any matter between the Borrower and its interested parties and/or entities affiliated with the Borrower and/or with its interested parties, the Borrower did not provide any loans to them and they were not given any benefit.

5.8.	All of the information provided by the Borrower to the Bank is substantially correct and reliably reflects the condition of the Borrower’s business as of the execution date of this agreement, and the Borrower did not conceal any material information from the Bank.

6.	A violation of any of the undertakings set forth in this agreement shall be deemed cause for acceleration to immediate repayment of the Credit, in full or in part, and the provision of additional credit would not even be permitted, subject to applicable law and to the “grace” period appearing in the credit booklet. For the avoidance of doubt, anything set forth here is in addition to the causes for accelerating the Credit to immediate repayment as set forth in the other documents that the Borrower signed and/or shall sign.

7.	The Bank shall be permitted, at any time and from time to time, immediately and when providing notice to the Borrower, to reduce and/or cancel the unused Credit Facility and/or to defer and/or delay the provision of any credit from the Credit Facility in each of the following cases only: if the Bank may be at risk of being unable to collect the Credit and/or if there is an adverse change to the Borrower’s solvency and/or if an Event of Default occurred, as defined below, and/or if other market conditions are formed that required an immediate reduction or cancellation of the Credit Facility.

8.	It is clarified that for securing the full and accurate removal of all obligations and undertakings of the Borrower towards the Bank (including the Credit), the Bank shall have available all the security interests and guarantees of any kind that were and/or shall be given to the Bank by the Borrower and/or by any third party on its behalf.

9.	This agreement does not create any undertaking of the Bank to any third party. The Borrower’s rights under this agreement cannot be assigned or transferred in any way.

10.	All the schedules to this agreement form an integral part thereof, and anything stated in the schedules is complementary and supplementary to anything set forth in this agreement.

11.	This agreement shall become effective subject to being signed by the Borrower and being returned to the Bank no later than on 25 May 2022, and subject to the Bank’s signature.

12.	In the event of a contradiction between the provisions of this agreement and the provisions of the Credit Documents, the provisions of this agreement shall prevail. In any other event the provisions of this agreement and the provisions of the Credit Documents shall be considered complementary to one another.

Respectfully,

/s/ Shahar Daniel; Roni Lev
CyberKick Ltd.
By: Shahar Daniel; Roni Lev
Role: Director; Joint CEO

We confirm the above statements

/s/ Bank Mizrahi-Tefahot Ltd.

Bank Mizrahi-Tefahot Ltd.